Exhibit 16.1

February 28, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

To Whom It May Concern:

We have read the statements made by C&J Energy Services, Inc., included under the section titled “Change in Accountants” in its Annual Report on Form K-10. We agree with such statements concerning our Firm.

Very truly yours,

/s/ Flackman, Goodman & Potter, P.A.

Flackman, Goodman & Potter, P.A.